UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2013

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2013, Brainstorm Cell Therapeutics Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC and Maxim Group LLC (collectively, the “Underwriters”), related to the public offering of an aggregate of 23,529,411 units (the “Offering”) at a public offering price of $0.17 per unit, with each unit consisting of one share of our common stock, par value $0.00005 per share (“Common Stock”), and 0.75 of a warrant to purchase one share of our Common Stock at an exercise price of $0.25 per whole share of Common Stock (the “Warrants”). The Warrants will be immediately exercisable and will expire three years from the issuance date. No units will be issued, however, and purchasers will receive only shares of Common Stock and Warrants. The Common Stock and the Warrants may be transferred separately immediately upon issuances. We do not intend to list the Warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for the Warrants. We estimate the total expenses of this Offering will be approximately $220,000. We have also agreed to reimburse the Underwriters for certain expenses.  The Offering is expected to close on Friday, August 16, 2013, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $3.7 million, assuming no exercise of the Warrants and after deducting underwriting discounts and commissions but before other transaction expenses payable by the Company associated with the Offering.

The Warrants to be issued in the Offering are exercisable beginning on the date of issuance and will expire three years from the issuance date. The exercise price of the Warrants is $0.25 per whole share of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants. The Warrants also include, subject to certain exceptions, full ratchet anti-dilution protection in the event of the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-current exercise price of the Warrants, which would result in an adjustment to the exercise price of the Warrants. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants.

The Offering is being made pursuant to the Company’s registration statement on Form S-1 (File No. 333-186516), which was initially filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2013, subsequently amended and declared effective by the Commission on August 12, 2013.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the Offering without the prior written consent of the Underwriters.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Copies of the Underwriting Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

On August 13, 2013, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 13, 2013	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement dated as of August 13, 2013 by and between Brainstorm Cell Therapeutics Inc., Roth Capital Partners, LLC and Maxim Group LLC

4.1	Form of Warrant

99.1	Press Release dated August 13, 2013